Exhibit 10.8
Execution Version
AMENDED AND RESTATED
PHANTOM PARTNERSHIP UNIT AWARD AGREEMENT
          This Amended and Restated Phantom Partnership Unit Award Agreement (this “Agreement”), to be effective immediately following consummation of the Merger (as defined below), is entered into by and among Aviv Asset Management, L.L.C., a Delaware limited liability company (the “Company”), Steven J. Insoft, an individual (the “Holder”), and Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership and the surviving entity upon consummation of the Merger (the “Surviving Partnership” or “Aviv Healthcare”). The Company granted to Holder a phantom partnership unit award (“Prior Award”) pursuant to that certain Phantom Partnership Unit Award Agreement (the “Prior Phantom Agreement”), by and between the Company and the Holder, dated as of November 1, 2007, measured by reference to the Class C Units of Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (the “Predecessor Partnership”). On the date hereof, the Predecessor Partnership has been merged (the “Merger”) with and into Aviv Healthcare Merger Sub LP, a Delaware limited partnership (“Merger Sub”), with Merger Sub continuing as the Surviving Partnership. In connection with the settlement, on the date hereof, of a portion of such Prior Award pursuant to that certain Assignment of Limited Partner Interests, Consent and Admission of Substituted Limited Partner, by and among the Company, the Holder and certain other persons (the “Settlement Agreement”), the Company and the Holder desire to amend and restate, as of September 17, 2010, the Prior Phantom Agreement as set forth herein to provide that the Prior Award shall be measured by reference to the Class C Units of the Surviving Partnership and be subject to the restrictions, terms and conditions set forth below. Capitalized terms not defined herein shall have the meanings specified in the Amended and Restated Agreement of Limited Partnership of the Surviving Partnership, dated September 17, 2010, among the partners of Aviv Healthcare, as amended from time to time (the “LP Agreement”).
          1. Agreement Subject to Acceptance. This Agreement, which amends and restates the Prior Phantom Agreement, shall be null and void unless the Holder shall accept this Agreement by executing it in the space provided below and returning it to the Company. By accepting this Agreement, the parties hereto acknowledge that the Prior Phantom Agreement is superseded in its entirety by this Agreement and shall have no further force or effect.
          2. Phantom Partnership Units. Subject to adjustment pursuant to Section 5.3, the Company has granted to the Holder three (3) phantom partnership units (each a “Unit”, collectively “the Units”), each of which shall have a value as of any date equal to the then Fair Market Value of one percent (1%) of the outstanding Class C Units of Aviv Healthcare (the “Award” and, together with the Prior Award, the “Awards”). “Fair Market Value” for all purposes of this Agreement shall be reasonably determined by the General Partner in good faith. Such determination shall be conclusive and binding on all parties hereto. The parties hereto acknowledge that under the Prior Phantom Agreement, Holder was entitled to five (5) Units, two (2) of which have been settled pursuant to the Settlement Agreement and the remainder of which are outstanding and subject to this Agreement.

          3. Vesting.
          3.1. Vesting Upon Continued Employment. Except as provided in Section 3.3 hereof, and subject to adjustment pursuant to Section 5.3, the Award shall vest with respect to one (1) Unit (i.e., one-third of the Units subject to the Award as of the date hereof) on each of December 31, 2010, December 31, 2011 and December 31, 2012, provided the Holder remains in continuous employment with the Company through the applicable vesting date.
          3.2. Forfeiture of Unvested Units Upon Termination of Employment. Upon the termination of the Holder’s employment with the Company for any reason, the Units which are not vested as of the effective date of the Holder’s termination of employment shall be forfeited by the Holder and such portion of the Award shall be cancelled by the Company.
          3.3. Acceleration of Vesting Following Change in Control. All outstanding Units subject to the Award shall become fully vested if at any time following a Change in Control the authority over the day to day management of the Company is not exercised, directly or indirectly, by Craig M. Bernfield. A “Change in Control” shall mean:
     (i) the consummation of a merger or consolidation of Aviv Healthcare with or into another entity or any other reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s shares or interests outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not Partners or other equity holders of Aviv Healthcare immediately prior to such merger, consolidation or reorganization; or
     (ii) the sale, transfer or other disposition of all or substantially all of the assets of Aviv Healthcare, if more than 50% of the combined voting power of the acquiring entity’s shares or interests outstanding immediately after such sale, transfer or other disposition is owned by persons who were not Partners or other equity holders of Aviv Healthcare immediately prior to such sale, transfer or other disposition.
          4. Payment in Respect of Phantom Partnership Units.
          4.1. Payment of Earnings.
          (a) If the Holder becomes vested with respect to a Unit on December 31, 2010, the Surviving Partnership shall pay to the Holder on or before January 31, 2011, an amount equal to one percent (1%) of the earnings distributed to the Class C Unitholders during 2010, and such Unit shall be settled on December 31, 2010 in accordance with Section 4.2(b)(i).
          (b) If the Holder becomes vested with respect to a Unit on December 31, 2011, the Surviving Partnership shall pay to the Holder: (i) on or before January 31, 2012, an amount equal to one percent (1%) of the earnings distributed to the Class C Unitholders during 2011; and (ii) during the period beginning January 1, 2012 and ending on the Settlement Date, an amount equal to one percent (1%) of the earnings distributed to the Class C Unitholders, at the time payments are made to the Class C Unitholders during such period..

          (c) If the Holder becomes vested with respect to a Unit on December 31, 2012, the Surviving Partnership shall pay to the Holder: (i) on or before January 31, 2013, an amount equal to one percent (1%) of the earnings distributed to the Class C Unitholders during 2012; and (ii) notwithstanding and in substitution of any obligations after January 1, 2013 to make any payments pursuant to subparagraph 4.1(b)(ii) above, during the period beginning January 1, 2013 and ending on the Settlement Date, an amount equal to two percent (2%) of the earnings distributed to the Class C Unitholders, at the time payments are made to the Class C Unitholders during such period.
          (d) Any payment to be made to the Holder pursuant to this Section 4.1 shall be paid out of the earnings that would otherwise have been distributed pursuant to the LP Agreement to the Class C Unitholders whose Class C Units are subject to (and only to the extent such Class C Units are so subject to) this Agreement pursuant to Section 5 (Phantom Unit Award Agreement) of that certain Assignment of Limited Partner Interests, Consent and Admission of Additional Limited Partner, dated as of the date hereof, among Aviv Healthcare, L.L.C., Craig M. Bernfield C Unit, L.L.C., Zev Karkomi Revocable Trust U/A/D 2/17/84 and the other parties thereto.
          4.2. Settlement of Award.
          (a) As of the Settlement Date, as defined in subparagraph 4.2(b) below, the Surviving Partnership shall deliver or cause to be delivered to the Holder a percentage of outstanding Class C Units equal to the number of Units then held by the Holder; provided that, in lieu of delivering Class C Units, the Surviving Partnership, in its sole discretion, may elect to make a cash payment to the Holder in an amount equal to the Fair Market Value of such Class C Units. Upon the settlement of the Award pursuant to this Section 4.2, the Holder shall have no further right to any payments with respect to the Units or the Award pursuant to Section 4.1 or otherwise.
          (b) For purposes of this Agreement, the “Settlement Date” shall be:
     (i) With respect to the Unit which vests on December 31, 2010, December 31, 2010; and
     (ii) With respect to the Units which vest on December 31, 2011 and December 31, 2012, January 1, 2018;
provided, however, that either the Company or the Holder may elect to defer either or both of the Settlement Dates described in subparagraphs 4.2(b)(ii) and (iii) above at any time by written notice to the other party, provided that such election shall not be effective unless it (A) is received by the other party at least one year prior to the previously scheduled Settlement Date, (B) does not take effect for 12 months after it is received by the other party and (C) extends the Settlement Date by at least five years. Notwithstanding the foregoing, if and to the extent that any Units subject to this Award become vested as a result of Section 3.3 hereof, then the Settlement Date with respect to such Units shall be, in the case of Units which become vested on or prior to the date which is 12 months following the date hereof, the date on which such Units become vested, and, in the case of Units which become vested more than 12 months following the date hereof, January 1, 2018.
          4.3. Payments to the Holder. Notwithstanding anything to the contrary contained herein, any payments or distributions, whether in cash or otherwise, made to the Holder, or his successors or assigns, in respect of the Units pursuant to the terms of this Agreement, the Settlement Agreement and/or the LP Agreement, shall be paid or distributed solely out of the amounts otherwise distributable to the Class C Unitholders pursuant to the terms of the LP Agreement and, for the avoidance of doubt, in no event shall any such payments or distributions be paid or distributed to the Holder, or his successors or assigns, out of amounts otherwise distributable to the holders of equity interests in the Partnership other than the Class C Unitholders.
          5. Additional Terms and Conditions of Award.
          5.1. Nontransferability of Award. No rights with respect to the Units may be transferred by the Holder other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing, no rights hereunder may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate or encumber, or otherwise dispose of such rights, the Award shall immediately become null and void.
          5.2. Withholding Taxes. The payment of any amount hereunder or, in the case of employment taxes, the vesting of any amount hereunder shall be subject to all requirements of the law with regard to income and employment withholding taxes, filings, and making of reports, and the Company and the Holder shall use their best efforts to satisfy promptly all such requirements.
          5.3. Adjustment. In the event of a share or other equity interest dividend, share or other equity interest split, recapitalization, reorganization, merger, consolidation, combination, exchange of shares or other equity interests, liquidation, spin-off, distribution to holders of Class C Units other than a regular cash distribution or other change in organizational structure affecting Class C Units (including any conversion of Aviv Healthcare to a corporation, whether by merger, filing of a certificate of conversion or otherwise), then the number and class of securities subject to the Award and the number and class of securities scheduled to vest as of any date shall be appropriately adjusted by the Company; provided that any such adjustment shall reduce and dilute the ownership interests only of the persons who hold Class C Units immediately prior to the transaction resulting in such adjustment. The decision of the Company regarding any such adjustment shall be final, binding and conclusive.
          5.4. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or any Affiliate of the Company.

          5.5. Decisions of Company. The Company shall resolve in good faith all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Company regarding this Agreement shall be final, binding and conclusive.
          6. Miscellaneous Provisions.
          6.1. Rights as a Member; Irrevocable Proxy. The Holder shall have no rights as a Partner with respect to any Units subject to this Agreement unless and to the extent that Class C Units are delivered to the Holder pursuant to Section 4.2. Without limiting the generality of the foregoing, the Holder shall have no right to vote or otherwise consent with respect to any Units subject to this Agreement. In the event that Class C Units are delivered to the Holder, and with respect to the Class C Units delivered to the Holder pursuant to the Settlement Agreement, the Holder hereby appoints (i) Craig M. Bernfield, with full power of substitution, the true and lawful proxy, agent and attorney-in-fact of the Holder, with full power and authority in the Holder’s name, place and stead, to vote 50% of such Class C Units in such manner as such proxy, agent and attorney-in-fact or his substitute may deem appropriate, in his sole and absolute discretion and (ii) Zev Karkomi Revocable Trust U/A/D 2/17/84, with full power of substitution, the true and lawful proxy, agent and attorney-in-fact of the Holder, with full power and authority in the Holder’s name, place and stead, to vote the remaining 50% of such Class C Units in such manner as such proxy, agent and attorney-in-fact or his substitute may deem appropriate, in his sole and absolute discretion. Such power to vote includes the power to execute, or refrain from executing, a consent to action in lieu of a meeting with respect to such Class C Units. The Holder hereby authorizes and empowers each such proxy, agent and attorney-in-fact or his substitute (i) to represent and vote for the Holder at all such meetings of the holders of Class C Units or limited partners of Aviv Healthcare, (ii) to consent to and waive notice of all such meetings, (iii) to execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of such proxy, agent and attorney-in-fact or his substitute, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action and (iv) generally and without limitation to do any and all acts and things which the Holder if personally present might or could do in respect of such Class C Units, and the Holder hereby ratifies and confirms all that such proxy, agent and attorney-in-fact or his substitute may lawfully do or cause to be done. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest and it shall survive and not be affected by the subsequent incapacity of the Holder or the transfer of all or any portion of such Class C Units and shall extend to the Holder’s heirs, successors, assigns and personal representatives. All Class C Units delivered to the Holder shall be subject to the terms and conditions of the LP Agreement. Each of Craig M. Bernfield and Zev Karkomi Revocable Trust U/A/D 2/17/84 is an intended third-party beneficiary of this Section 6.1 and shall be entitled to directly enforce its provisions against the Holder to the same extent as if it were a signatory hereto, and Holder shall not assert any defenses or objections based on Craig M. Bernfield and Zev Karkomi Revocable Trust U/A/D 2/17/84 not being signatories hereto.
          6.2. Accounting for Units. The Units shall be credited by the Company to a bookkeeping account on behalf of the Holder, and neither the Company nor the Surviving Partnership shall be obligated to set aside any assets to satisfy its obligations hereunder. The

Holder shall have no secured legal or equitable rights, interest or claims in any property or assets of the Company or the Surviving Partnership. Neither the assets of the Company nor the Surviving Partnership shall be held under any trust for the benefit of the Holder, or his heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company or the Surviving Partnership, respectively, under this Agreement. Any and all of the Surviving Partnership’s and the Company’s assets shall be, and remain, the general, unpledged, unrestricted assets of the Surviving Partnership and the Company, respectively. Both the Surviving Partnership’s and the Company’s obligations under this Agreement shall be that of an unfunded and unsecured promise to pay property or cash in the future.
          6.3. Meaning of Certain Terms. As used herein, the term “vest” shall mean no longer subject to forfeiture. As used herein, employment by the Company shall include employment by an Affiliate of the Company.
          6.4. At-Will Employment; Effect of Termination of Employment. The Holder acknowledges and understands that, unless he has a written agreement with the Company that provides otherwise, the Holder is an “at will” employee who may terminate his employment at any time; that the Company may terminate the Holder’s employment at any time with or without cause or may condition the Holder’s continued employment on the satisfaction of such conditions as the Company may impose from time to time; and that the effect of any termination of employment will be to terminate the vesting of any unvested Units.
          6.5. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and the Surviving Partnership and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement.
          6.6. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company or the Surviving Partnership, to Aviv Asset Management, L.L.C., 303 West Madison Street, Suite 2400, Chicago, Illinois 60606, Attention: Craig M. Bernfield, President and Chief Executive Officer, and if to the Holder, to the Holder’s address set forth in the Company’s records. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
          6.7. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

          6.8. Compliance With Section 409A of the Internal Revenue Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the “Code”), and shall be interpreted and construed accordingly. The Holder acknowledges that the Company has encouraged him to consult his own adviser to determine the tax consequences of the Award. The Holder (or his beneficiaries) shall be responsible for all taxes with respect to any Awards under this Agreement. The Surviving Partnership and the Company make no guarantees to any person regarding the tax treatment of the Awards or payments made hereunder. Neither the Surviving Partnership nor the Company has any obligation to take any action to prevent the assessment of any excise tax on any person with respect to any Award under Section 409A of the Code or otherwise and none of the Surviving Partnership, the Company, any of their subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to the Holder (or his beneficiaries) with respect thereto.
          6.9. Termination of Award. The Company and the Holder may terminate the Award by mutual agreement and accelerate the payments hereunder to the maximum extent permitted by Section 409A of the Code.
          6.10. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
[signature page follows]

COMPANY: AVIV ASSET MANAGEMENT, L.L.C. By: AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP, its Sole Member By: AVIV REIT, INC., its General Partner
By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Title:	Chief Executive Officer and President

PARTNERSHIP: AVIV HEALTHCARE PROPERTIES LIMITED PARTNERSHIP By: AVIV REIT, INC., its General Partner
By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Title:	Chief Executive Officer and President

HOLDER: Accepted this 17th day of September, 2010.
/s/ Steven J. Insoft
Steven J. Insoft

SIGNATURE PAGE TO AMENDED AND RESTATED
PHANTOM PARTNERSHIP UNIT AWARD AGREEMENT